FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206847-05

UPDATE REGARDING BACM 2017-BNK3

Dated:  January 30, 2017

As a result of the changes to the notional amount of Class X-B described in the Supplement, dated January 30, 2017 (to the Preliminary Prospectus, dated January 26, 2017 as previously supplemented by the supplement dated January 27, 2017), the expected rating on the Class X-B Certificates (DBRS/Fitch/Moody’s) will change from “AA(high)(sf)/AA-sf/NR” to “A(sf)/A-sf/NR”.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (File No. 333-206847) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-294-1322 or by email to dg.Prospectus_Requests@baml.com.